Free Writing Prospectus

Pursuant to Rule 433

Dated November 9, 2011

Registration Nos. 333-165171 and 333-165171-03

Nissan Auto Receivables 2011-B Owner Trust

Pxg Details $1,250,000,000 NISSAN AUTO RECEIVABLES 2011-B OWNER TRUST (NAROT 2011-B)

Jt/Bks: Citi (str), JPM, RBS                                                                                  SEC REGISTERED

Co-Mgrs: BNP, Credit Agricole, Mitsubishi, Mizuho,

RBC, SocGen

CL	$ Size(mm)	WAL	M/F	L. FINAL	Pxg	%	Coup	$
A-1	293.00	0.31	P-1/F1+	11/12	IntL -9bp	0.40817	0.40817	100.00000
A-2	487.00	1.15	Aaa/AAA	9/14	EDSF +12bp	0.75	0.74	99.98986
A-3	370.00	2.40	Aaa/AAA	02/16	ISwaps +26bp	0.959	0.95	99.98319
A-4	100.00	3.49	Aaa/AAA	01/18	ISwaps +37bp	1.247	1.24	99.98711

AVAILABLE:	Red, FWP, Intex CDI
EXPECTED SETTLE:	11/17/2011
FIRST PAYMENT DATE:	12/15/2011
PRICING SPEED:	1.30% ABS @ 5% Clean-up Call
OFFERING TYPE:	Public
BBERG TICKER:	NAROT 2011-B
ERISA ELIGIBLE:	Yes
DENOMS:	25K X 1K
BILL & DELIVER:	Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.